Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.31 Per Share Declared for First Quarter 2021

Board of Directors Declared Supplemental Cash Dividend of $0.07 Per Share

EVANSTON, Ill., February 25, 2021 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Highlights

•	Total investment income of $23.6 million

•	Net investment income of $6.0 million, or $0.25 per share

•	Adjusted net investment income of $10.7 million, or $0.44 per share(1)

•	Net increase in net assets resulting from operations of $29.5 million, or $1.20 per share

•	Invested $103.9 million in debt and equity securities, including seven new portfolio companies

•	Received proceeds from repayments and realizations of $100.7 million

•	Paid supplemental dividend of $0.04 per share and regular quarterly dividend of $0.30 per share on December 18, 2020

•	Net asset value (“NAV”) of $410.8 million, or $16.81 per share, as of December 31, 2020

Full Year 2020 Financial Highlights

•	Total investment income of $85.1 million

•	Net investment income of $39.6 million, or $1.62 per share

•	Adjusted net investment income of $38.0 million, or $1.55 per share(1)

•	Net increase in net assets resulting from operations of $31.2 million, or $1.28 per share

•	Invested $190.0 million in debt and equity securities, including 12 new portfolio companies

•	Received proceeds from repayments and realizations of $210.8 million

•	Paid regular dividends totaling $1.29 per share and a supplemental dividend of $0.04 per share

•	Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2020 of $22.0 million, or $0.90 per share

Management Commentary

“The fourth quarter brought to a close a challenging year that nevertheless showcased the success of our strategy of selectively investing in lower middle market companies with resilient business models. On the continued strength of our overall portfolio, NAV per share increased 5.5% compared to the third quarter and we ended the year with NAV per share of $16.81, nearly back to the level at the beginning of the year despite COVID-related write-downs in the first quarter,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Having moderated deal activity earlier in the year out of an abundance of caution due to the pandemic, we had a very busy fourth quarter and closed investments totaling $103.9 million, including investments in seven new portfolio companies. Our adherence to our underwriting disciplines and on managing the business for the long term continue to support our goals of generating attractive risk adjusted returns from our debt and equity investments and preserving capital in the interests of our shareholders.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2020 Financial Results

The following table provides a summary of our operating results for the three months ended December 31, 2020 as compared to the same period in 2019 (dollars in thousands, except per share data):

	Three Months Ended December 31,

	2020	2019	$ Change	% Change
Interest income	$18,424	$16,943	$1,481	8.7%
Payment-in-kind interest income	1,149	1,262	(113)	(9.0%)
Dividend income	1,842	536	1,306	243.7%
Fee income	2,215	761	1,454	191.1%
Interest on idle funds	—	5	(5)	(100.0%)

Total investment income	$23,630	$19,507	$4,123	21.1%

Net investment income	$6,038	$5,365	$673	12.5%
Net investment income per share	$0.25	$0.22	$0.03	13.6%

Adjusted net investment income (1)	$10,734	$8,291	$2,443	29.5%
Adjusted net investment income per share (1)	$0.44	$0.34	$0.10	29.4%

Net increase (decrease) in net assets resulting from operations	$29,517	$19,997	$9,520	47.6%
Net increase (decrease) in net assets resulting from operations per share	$1.19	$0.82	$0.37	45.1%

The $4.1 million increase in total investment income for the three months ended December 31, 2020 as compared to the same period in 2019 was primarily attributable to (i) a $1.3 million increase in fee income resulting from an increase in prepayment fees and structuring fees on new investments as well as an increase in amendment fees, (ii) a $1.4 million increase in total interest income resulting from higher average debt investment balances outstanding and an increase in weighted average debt yield, and (iii) a $1.3 million increase in dividend income.

For the three months ended December 31, 2020, total expenses, including income tax provision, were $17.6 million, an increase of $3.5 million, or 24.4%, from the $14.1 million of total expenses, including income tax provision, for the three months ended December 31, 2019. The increase was primarily attributable to (i) a $1.8 million increase in capital gains incentive fee accrued and a $1.1 million increase in income incentive fee accrued, (ii) a $0.3 million increase in general and administrative expenses, (iii) a $0.1 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, and (iv) a $0.1 million decrease in the base management fee due to lower average total assets.

Net investment income increased by $0.7 million, or 12.5%, to $6.0 million during the three months ended December 31, 2020 as compared to the same period in 2019, as a result of the $4.1 million increase in total investment income and the $3.5 million increase in total expenses, including income tax provision. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, increased by $2.4 million, or 29.5%, to $10.7 million.

For the three months ended December 31, 2020, the total net realized loss on investments, net of income tax provision on realized gains, was $(33.4) million, as compared to total net realized loss on investments, net of income tax provision on realized gains, of $(9.9) million for the same period in 2019.

Full Year 2020 Financial Results

The following table provides a summary of our operating results for the year ended December 31, 2020 as compared to the same period in 2019 (dollars in thousands, except per share data):

	Years Ended December 31,
	2020	2019	$ Change	% Change
Interest income	$73,495	$62,175	$11,320	18.2%
Payment-in-kind interest income	4,660	9,100	(4,440)	(48.8%)
Dividend income	2,467	1,424	1,043	73.2%
Fee income	4,492	4,324	168	3.9%
Interest on idle funds	9	83	(74)	(89.2%)

Total investment income	$85,123	$77,106	$8,017	10.4%

Net investment income	$39,648	$31,969	$7,679	24.0%
Net investment income per share	$1.62	$1.31	$0.31	23.7%
Adjusted net investment income	$37,964	$35,268	$2,696	7.6%
Adjusted net investment income per share	$1.55	$1.44	$0.11	7.6%
Net increase in net assets resulting from operations	$31,226	$48,466	$(17,240)	(35.6%)
Net increase in net assets resulting from operations per share	$1.28	$1.98	$(0.70)	(35.4%)

The $8.0 million increase in total investment income for the year ended December 31, 2020 as compared to the same period in 2019 was primarily attributable to (i) a $6.9 million increase in total interest income resulting from higher average debt investment balances outstanding and an increase in weighted average debt investment yield, (ii) a $ 1.0 million increase in dividend income due to increased levels of distributions received from equity investments, and (iii) a $0.2 million increase in fee income resulting from an increase in debt amendments partially offset by a decrease in origination and prepayment fee income.

For the year ended December 31, 2020, total expenses, including the incentive fee waiver and income tax provision, were $45.5 million, an increase of $0.4 million or 0.7%, from the $45.1 million of total expenses, including income tax provision, for the year ended December 31, 2019. The increase was primarily attributable to (i) a $2.6 million increase in interest and financing expenses due to an increase in average borrowings outstanding and an increase in weighted average interest rate on borrowings, (ii) a $1.2 million increase in income incentive fees offset by a $(5.0) million decrease in capital gains incentive fees, (iii) a $0.6 million increase in general and administrative expenses and (iv) a $0.5 million increase in base management fees due to higher average total assets.

Net investment income increased by $7.7 million, or 24.0%, to $39.6 million during the year ended December 31, 2020 as compared to the same period in 2019, as a result of the $8.0 million increase in total investment income, partially offset by a $0.4 million increase in total expenses, including the incentive fee waiver and income tax provision. Adjusted net investment income(1), which excludes the capital gains incentive fee accrual, increased by $2.7 million, or 7.6%, to $38.0 million.

For the year ended December 31, 2020, the total net realized loss on investments, net of income tax provision on realized gains, was $(1.5) million, as compared to total net realized loss on investments, net of income tax provision on realized gains, of $(1.3) million for the same period in 2019.

Portfolio and Investment Activities

As of December 31, 2020, the fair value of our investment portfolio totaled $742.9 million and consisted of 66 active portfolio companies and three portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 108.1% of the related cost basis as of December 31, 2020. As of December 31, 2020, 22 portfolio company’s debt investments bore interest at a variable rate, which represented $230.9 million, or 36.8%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of December 31, 2020, our average active portfolio company investment at amortized cost was $10.4 million, which excludes investments in the three portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.2% as of December 31, 2020. The weighted average yield was computed using the effective interest rates for debt investments at cost as of December 31, 2020, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

Fourth quarter 2020 investment activity included the following new portfolio company investments:

•

Applied Data Corporation, a leading provider of fresh item management technology for grocery and convenience stores. Fidus invested $9.1 million in first lien debt, common equity, and preferred equity.

•	Comply365, LLC, a leading provider of SaaS enterprise content and compliance management solutions for the aviation and rail markets. Fidus invested $11.0 million in first lien debt and common equity.

•	Dataguise, Inc., a provider of automated data discovery, classification, protection, and continuous monitoring software. Fidus invested $21.5 million in first lien debt and common equity.

•	Elements Brands, LLC, a E-commerce platform dedicated to developing consumer products brands. Fidus invested $8.2 million in first lien and revolving debt.

•

Hallmark Health Care Solutions, Inc., a software-as-a-service company offering physician compensation and workforce management solutions for health systems, academic medical centers and physician groups. Fidus invested $9.3 million in first lien debt and common equity.

•	Healthfuse, LLC, a leading provider of revenue cycle vendor management solutions to hospitals and health systems. Fidus invested $6.8 million in first lien debt and preferred equity.

•	Pool & Electrical Products, LLC, a leading regional distributor of pool equipment and supplies. Fidus invested $13.5 million in second lien debt and common equity.

As of December 31, 2020, we had debt investments in one portfolio company on PIK only non-accrual status, which had an aggregate cost and fair value of $9.2 million and $5.5 million, respectively.

Liquidity and Capital Resources

As of December 31, 2020, we had $124.3 million in cash and cash equivalents and $100.0 million of unused capacity under our senior secured revolving credit facility (the “Credit Facility”). As of December 31, 2020, we had SBA debentures outstanding of $147.0 million, $50.0 million outstanding of our 5.875% notes due 2023 (the “2023 Notes”), $69.0 million outstanding of our 6.000% notes due 2024, $63.3 million outstanding of our 5.375% notes due 2024 (the “November 2024 Notes” and collectively with the 2023 Notes and February 2024 Notes, the “Public Notes”), $125.0 million outstanding of our 4.750% notes due 2026 (the “2026 Notes” and collectively with the Public Notes the “Notes”), and $0.0 million outstanding under our Credit Facility. As of December 31, 2020, the weighted average interest rate on total debt outstanding was 4.7%.

Subsequent Events

On January 11, 2021, we exited our debt investment in Bandon Fitness (Texas), Inc. We received payment in full of $15.6 million on our first lien debt, which includes a prepayment fee.

On January 14, 2021, we exited our debt investment in Alzheimer’s Research and Treatment Center, LLC. We received payment in full of $6.6 million on our first lien debt, which includes a prepayment fee.

On January 19, 2021, we redeemed $50.0 million of the aggregate principal amount on the 2023 Notes, resulting in a realized loss on extinguishment of debt of approximately $0.8 million.

On January 22, 2021, we invested $11.0 million in first lien debt and $0.5 million in common equity of GP&C Operations, LLC (dba Garlock Printing and Converting), a converter of plastic film into flexible packaging solutions.

On January 26, 2021, we exited our debt investment in Ohio Medical, LLC. We received payment in full of $10.0 million on our second lien debt. We subsequently invested $5.0 million in a new second lien debt investment in Ohio Medical, LLC.

On February 10, 2021, we invested $6.5 million in first lien debt and made a commitment up to $2.0 million of additional first lien debt of Wonderware Holdings, LLC (dba CORE Business Technologies), a provider of revenue management and payments solutions for government, healthcare and education.

On February 11, 2021, we invested $8.9 million in first lien debt and made a commitment up to $0.4 million of additional first lien debt of Xeeva, Inc., a global provider of intelligent, cloud-based indirect spend management software solutions.

On February 12, 2021, we exited our debt and equity investments in FDS Avionics Corp. (dba Flight Display Systems). Flight Display Systems was acquired and combined with Calculex Inc. and Argon Corporation under a new holding company, Spectra A&D Holdings (“Spectra”). We received payment in full of $5.1 million on our second lien and revolving debt. We sold our preferred and a portion of our common equity investments for a realized gain of approximately $1.0 million. In conjunction with the transaction, we invested $8.0 million in first lien debt and $4.1 million in preferred equity, of which $2.0 million was rolled over from our original common equity investment in Flight Display Systems.

On February 16, 2021, we redeemed $50.0 million of the $69.0 million aggregate principal amount on the February 2024 Notes, resulting in a realized loss on extinguishment of debt of approximately $1.1 million.

On February 19, 2021, we exited our debt investment in Wheel Pros, Inc. We received payment in full of $20.4 million on our second lien debt, which includes a prepayment fee.

First Quarter 2021 Dividend of $0.31 Per Share and Supplemental Dividend of $0.07 Per Share Declared

On February 9, 2021, our board of directors declared a regular quarterly dividend of $0.31 per share payable on March 26, 2021 to stockholders of record as of March 12, 2021. In addition, our board of directors declared a supplemental dividend of $0.07 per share payable on March 26, 2021 to stockholders of record as of March 12, 2021.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2021 taxable income, as well as the tax attributes for 2021 dividends, will be made after the close of the 2021 tax year. The final tax attributes for 2021 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2020 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, February 26, 2021. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 9295560.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on February 26, 2021 until 11:59pm ET on March 6, 2021 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 9295560. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31,	December 31,
	2020	2019
ASSETS
Investments, at fair value:
Control investments (cost: $32,969 and $27,718, respectively)	$28,253	$21,820
Affiliate investments (cost: $31,836 and $56,328, respectively)	81,394	121,555
Non-control/non-affiliate investments (cost: $622,222 and $620,453, respectively)	633,222	623,544

Total investments, at fair value (cost: $687,027 and $704,499, respectively)	742,869	766,919
Cash and cash equivalents	124,308	15,012
Interest receivable	7,548	6,331
Prepaid expenses and other assets	1,015	1,177

Total assets	$875,740	$789,439

LIABILITIES
SBA debentures, net of deferred financing costs	$144,004	$153,802
Notes, net of deferred financing costs	300,294	176,901
Borrowings under Credit Facility, net of deferred financing costs	(1,048)	23,899
Accrued interest and fees payable	3,500	3,505
Base management fee payable – due to affiliate	3,244	3,334
Income incentive fee payable, net of incentive fee waiver – due to affiliate	2,610	1,497
Capital gains incentive fee payable – due to affiliate	11,031	12,715
Administration fee payable and other, net – due to affiliate	576	487
Taxes payable	275	547
Accounts payable and other liabilities	494	442

Total liabilities	464,980	377,129

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,437,400 and 24,463,119 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively)	24	24
Additional paid-in capital	365,793	366,061
Total distributable earnings	44,943	46,225

Total net assets	410,760	412,310

Total liabilities and net assets	$875,740	$789,439

Net asset value per common share	$16.81	$16.85

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Investment Income:
Interest income
Control investments	$541	$428	$1,889	$848
Affiliate investments	848	1,131	3,511	5,257
Non-control/non-affiliate investments	17,035	15,384	68,095	56,070

Total interest income	18,424	16,943	73,495	62,175
Payment-in-kind interest income
Control investments	425	511	1,748	2,122
Affiliate investments	112	134	287	388
Non-control/non-affiliate investments	612	617	2,625	6,590

Total payment-in-kind interest income	1,149	1,262	4,660	9,100
Dividend income
Control investments	—	—	—	—
Affiliate investments	372	512	837	1,454
Non-control/non-affiliate investments	1,470	24	1,630	(30)

Total dividend income	1,842	536	2,467	1,424
Fee income
Control investments	—	—	—	349
Affiliate investments	32	(5)	120	49
Non-control/non-affiliate investments	2,183	766	4,372	3,926

Total fee income	2,215	761	4,492	4,324
Interest on idle funds	—	5	9	83

Total investment income	23,630	19,507	85,123	77,106

Expenses:
Interest and financing expenses	4,977	4,875	19,678	17,072
Base management fee	3,244	3,333	12,932	12,399
Incentive fee - income	2,610	1,498	8,952	7,445
Incentive fee (reversal) - capital gains	4,696	2,926	(1,684)	3,299
Administrative service expenses	478	384	1,720	1,583
Professional fees	582	340	2,090	1,553
Other general and administrative expenses	289	261	1,348	1,286

Total expenses before income incentive fee waiver	16,876	13,617	45,036	44,637

Incentive fee waiver - income	—	—	(423)	—

Total expenses, net of income incentive fee waiver	16,876	13,617	44,613	44,637

Net investment income before income taxes	6,754	5,890	40,510	32,469
Income tax provision (benefit)	716	525	862	500

Net investment income	6,038	5,365	39,648	31,969

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—	—	(1,268)
Affiliate investments	301	9	24,655	(64)
Non-control/non-affiliate investments	(34,166)	(10,011)	(25,623)	161

Total net realized gain (loss) on investments	(33,865)	(10,002)	(968)	(1,171)

Income tax (provision) benefit from realized gains on investments	488	140	(577)	(121)
Net change in unrealized appreciation (depreciation):
Control investments	2,339	6,249	1,182	(2,021)
Affiliate investments	12,626	9,515	(15,669)	13,100
Non-control/non-affiliate investments	41,891	8,730	7,909	7,109

Total net change in unrealized appreciation (depreciation) on investments	56,856	24,494	(6,578)	18,188

Net gain (loss) on investments	23,479	14,632	(8,123)	16,896
Realized losses on extinguishment of debt	—	—	(299)	(399)

Net increase in net assets resulting from operations	$29,517	$19,997	$31,226	$48,466

Per common share data:
Net investment income per share-basic and diluted	$0.25	$0.22	$1.62	$1.31

Net increase in net assets resulting from operations per share — basic and diluted	$1.20	$0.82	$1.28	$1.98

Dividends declared per share	$0.34	$0.43	$1.33	$1.60

Weighted average number of shares outstanding — basic and diluted	24,437,400	24,463,119	24,442,431	24,463,119

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months and years ended December, 2020 and 2019.

	($ in thousands)		($ in thousands)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2020	2019	2020	2019
Net investment income	$6,038	$5,365	$39,648	$31,969
Capital gains incentive fee expense (reversal)	4,696	2,926	(1,684)	3,299

Adjusted net investment income (1)	$10,734	$8,291	$37,964	$35,268

	(Per share)		(Per share)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2020	2019	2020	2019
Net investment income	$0.25	$0.22	$1.62	$1.31
Capital gains incentive fee expense (reversal)	0.19	0.12	(0.07)	0.13

Adjusted net investment income (1)	$0.44	$0.34	$1.55	$1.44

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@lhai.com